REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549

                                 FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         IGENE BIOTECHNOLOGY, INC.
            ______________________________________________________
            (Exact name of registrant as specified in its charter)

                MARYLAND                           52-1230461
        _________________________________         ___________________
        (State or other jurisdiction              (IRS employer
        of incorporation or organization)         identification no.)

                           9110 RED BRANCH ROAD
                         COLUMBIA, MARYLAND 21045
                             (410) 997-2599
                  ________________________________________
                  (Address of principal executive offices)


            IGENE BIOTECHNOLOGY, INC. 2001 STOCK INCENTIVE PLAN
            ___________________________________________________
                         (FULL TITLE OF THE PLAN)


                             STEPHEN F. HIU
                          9110 RED BRANCH ROAD
                        COLUMBIA, MARYLAND 21045
                             (410) 997-2599
         _________________________________________________________
                   (NAME, ADDRESS AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE OF AGENT FOR SERVICE)

                             With Copies To:
                          CECIL E. MARTIN, III
                            MCGUIREWOODS LLP
                     7 SAINT PAUL STREET, SUITE 1000
                       BALTIMORE, MARYLAND 21202
                             (410) 659-4419

                         CALCULATION OF REGISTRATION FEE
 ________________________________________________________________________________________
                                                PROPOSED   PROPOSED
                                                MAXIMUM    MAXIMUM
                                AMOUNT          OFFERING   AGGREGATE
 TITLE OF SECURITIES            TO BE           PRICE      OFFERING        AMOUNT OF
 TO BE REGISTERED               REGISTERED      PER SHARE  PRICE           REGISTERED FEE
 _____________________________  ______________  _________  ______________  ______________
 Common Stock ($.01 par value)  55,000,000 (1)  $.05 (2)  $2,750,000 (2)  $   657.25

(1)	There are also being registered hereunder such additional shares as may be issued in connection with changes in the outstanding shares, including reorganizations, mergers, recapitalizations, restructurings, stock dividends, stock splits, reverse stock splits and reclassifications, and as otherwise may be issued in accordance with the anti-dilution provisions of the plan.

(2)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act of
1933, solely for purposes of calculating the registration fee, based upon the average of the high and low prices reported for IGENE
Biotechnology, Inc.'s common stock on January 8, 2002.

                                PART I

           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

	The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") and are omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Act.

PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

	The following documents heretofore filed by us with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(a)	Annual Report on Form 10-KSB for the year ended December 31, 2000;

(b)	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001;

(c)	Current Report on Form 8-K filed with the Commission May 4, 2001;

(d)	Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 12, 2001, filed with the Commission May 4, 2001;

(e)	Current Report on Form 8-K filed with the Commission June 12, 2001;

(f)	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001;

(g)	Quarterly Report on Form 10-QSB for the quarter ended September 30,
2001;

(h)	Current Report on Form 8-K filed with the Commission January 4, 2002;

(i)	The description(s) of our common stock set forth in our registration statement on Form 8-A filed May 20, 1987 to register our common stock, par value $.01 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and any amendment or report filed for the purpose of updating such description.

(j)	All documents filed by us pursuant to Sections 13(a), 13(c), 14 and
15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

	Not applicable.

Item 5.	Interests of Named Experts and Counsel.

	Not applicable.

Item 6.	Indemnification of Directors and Officers.

	We are a Maryland corporation. Section 2-418 of the Maryland General Corporation Law provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, made a party to any proceeding by reason of service in that capacity, unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director actually received an improper personal benefit in money, property or services, or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

	Under Maryland law, indemnification may be made against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by Maryland law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he or she has been successful in the defense of the proceeding or as otherwise ordered by a court. Maryland law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar cover for, directors, and for comparable indemnification for corporate officers and agents.

	Our articles of incorporation require us to indemnify our current acting and our former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities, and require us to indemnify, to the same extent, our employees and agents and persons who serve and have served, at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. We are required to advance expenses to our directors, officers and other persons referred to above to the extent permitted by Maryland law. Our board of directors, by bylaw amendment, resolution or agreement, may make further provision for or limit indemnification of, the foregoing types of persons to the extent permitted by Maryland law.

	Our articles of incorporation also limit the liability of our directors and officers to the maximum extent permitted by Maryland law. The limitation of liability contained in our articles of incorporation applies to events occurring at the time the person serves as a director or officer of the corporation, whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

Item 7.	Exemption from Registration Claimed.

	Not applicable.

Item 8.	Exhibits.

Exhibit
Number


3.1(a) - Articles of Incorporation of the Registrant as amended and restated, constituting Exhibit 3.1 to Registration Statement No.
333-41581 on Form SB-1, are hereby incorporated herein by reference.

3.1(b) - Articles of Amendment filed with the Maryland State Department of Assessments and Taxation on August 2, 2001.*

3.2     -  By-Laws, constituting Exhibit 3.2 to the Registrant's
Registration Statement No. 33-5441 on Form S-1, are hereby incorporated herein by reference.

4       -  IGENE Biotechnology, Inc. 2001 Stock Incentive Plan.*

5       -  Opinion of McGuireWoods LLP.*

23.(a) - Consent of McGuireWoods LLP, included in Exhibit 5 to this registration statement.*

23.(b)  -  Consent of Berenson & Company LLP.*

24      -  Power of Attorney (included on signature page).

*	Filed herewith.


Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; provided, however, that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated herein by reference from periodic reports filed by the registrant under the Exchange Act.

(2)	That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on the 9th day of January, 2002.


                              IGENE Biotechnology, Inc.
                              (Registrant)



                         By:  /s/ Stephen F. Hiu
                              ________________________________________
                              Stephen F. Hiu
                              President (Principal Executive Officer)


                         By:  /s/ Edward J. Weisberger
                              ________________________________________
                              Edward J. Weisberger
                              Chief Financial Officer
                              (Principal Financial Officer and
                              Principal Accounting Officer)

EXHIBIT INDEX


Exhibit
Number      Description
_______     ___________

3.1(a) -    Articles of Incorporation of the Registrant as amended and restated, constituting Exhibit 3.1 to Registration Statement No.
333-41581 on Form SB-1, are hereby incorporated herein by reference.

3.1(b) -    Articles of Amendment filed with the Maryland State Department of
Assessments and Taxation on August 2, 2001.*

3.2    -    By-Laws, constituting Exhibit 3.2 to the Registrant's
Registration Statement No. 33-5441 on Form S-1, are hereby incorporated herein by reference.

4      -    IGENE Biotechnology, Inc. 2001 Stock Incentive Plan.*

5      -    Opinion of McGuireWoods LLP.*

23.(a) -	Consent of McGuireWoods LLP, included in Exhibit 5 to this
registration statement.*

23.(b) -	Consent of Berenson & Company LLP.*

24	 -	Power of Attorney (included on signature page).

*	Filed herewith.